NATIONAL-STANDARD COMPANY

                                   EXHIBIT 11

Earnings Per Share Calculation

                                                  (In Thousands)
                                             1995     1994      1993

(In Thousands)

Weighted average number of Common
 Shares outstanding                          5,373    5,365    5,108

Weighted average number of nonleveraged,
 unallocated Common Shares in the
 Employee Stock Ownership Plan                   -        -     (23)

Common Shares used in calculating
 earnings per share                          5,373    5,365    5,085
